Exhibit 6.11

ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

This Assignment of Purchase and Sale Agreement (“Assignment”) is hereby made and entered into effective as of the latest date herein below by and among COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership (“Assignor”), CW WESTBOROUGH APARTMENTS, LLC a Delaware limited liability company, CW WESTBOROUGH 1031, LLC (collectively “Assignee” or “Assignees”), and TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Seller”). Assignor, Assignee and Seller will be collectively referred to hereinafter as “the parties”.

RECITALS:

WHEREAS, effective April 10, 2018, Assigner and Seller did enter into that certain Purchase and Sale Agreement (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement;

WHEREAS, pursuant to Section 11.1 of the Agreement, Assignor wishes to assign to Assignees all of Assignor’s right, title, interest and obligations in the Agreement, and all previous and subsequent amendments to the Agreement; and

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and promises set out herein, the parties hereto agree as follows:

AGREEMENT:

1.    Affiliated Entity. Assignor hereby represents that the Assignees are affiliated entities, which Assignor owns, directly or indirectly, a controlling interest or which are under the day-to-day management and direction, directly or indirectly, of Assignor.

2.    Assignment. Assignor hereby assigns to Assignee all of Assignor’s right, title, interest and obligations in the Agreement, and all previous and subsequent amendments to the Agreement. Assignee, hereby assumes any and all obligations owed by Assignor in the Agreement as if the Assignees had originally executed the Agreement.

3.    Signature; Counterparts. This Assignment be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts when taken together shall constitute but one and the same Assignment. Signatures to this Assignment transmitted electronically be treated as originals in all respects for purposes of this Assignment. The parties further agree that the acknowledgement of this Assignment by Escrow Agent is not required for this Assignment to be binding and effective as among the parties hereto. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, parties hereto have caused this Real Estate Assignment Agreement to be executed on the day and year written below:

SELLER: TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	TOLL MA LAND II GP, LLC a Delaware limited liability company, its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

Date:	May 8, 2018

ASSIGNOR: COTTONWOOD RESIDENTIAL O.P., LP a Delaware limited partnership

By:	/s/ Gregg Christensen
Gregg Christensen, Executive Vice President

Date:	May 8, 2018

ASSIGNEE: CW WESTBOROUGH APARTMENTS, LLC, a Delaware limited liability company

By:	/s/ Gregg Christensen
Gregg Christensen, Executive Vice President

Date:	May 8, 2018

[CONTINUED ON FOLLOWING PAGE]

ASSIGNEE: CW Westborough 1031, LLC a Delaware limited liability company

By:	/s/ Gregg Christensen
Gregg Christensen, Executive Vice President

Date: